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                                                                    Exhibit 99.3


                             NETWORK APPLIANCE, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT



OPTIONEE:  1~
NUMBER OF INTERNET MIDDLEWARE SHARES:  2~
GRANT DATE:  3~
ORIGINAL EXERCISE PRICE:  $4~


                  OPTION ASSUMPTION AGREEMENT issued as of the 17th day of March 1997 by Network Appliance, Inc., a California corporation ("Network Appliance").

                  WHEREAS, the undersigned Optionee is the holder of one or more outstanding options to purchase shares of the common stock of Internet MiddleWare Corporation, a California corporation ("Internet MiddleWare"), which were granted to Optionee pursuant to the Internet MiddleWare Corporation 1996 Long Term Equity Incentive Plan (the "Option Plan") and are evidenced by a Non-Qualified Stock Option Agreement (the "Option Agreement") between Internet MiddleWare and Optionee.

                  WHEREAS, Internet MiddleWare has this day been acquired by Network Appliance through merger of Internet MiddleWare with Network Appliance (the "Merger") pursuant to the Agreement and Plan of Merger dated March 17, 1997 (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Network Appliance to assume the obligations of Internet MiddleWare under the options outstanding under the Option Plan at the time of the Merger and to issue an agreement evidencing the assumption of each such option (the "Assumption Agreement").

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.0345267 shares of Network Appliance common stock ("Network Appliance Stock") for each outstanding share of Internet MiddleWare common stock ("Internet MiddleWare Stock").

                  WHEREAS, this Agreement is to be effective immediately upon the consummation of the Merger (the "Effective Time") and shall reflect certain adjustments to Optionee's outstanding options under the Option Plan which have become necessary by reason of the assumption of those options by Network Appliance in connection with the Merger.
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                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Internet MiddleWare Stock subject to the stock options held by Optionee under the Option Plan immediately prior to the Effective Time (the "Internet MiddleWare Options") and the exercise price payable per share are set forth below. Network Appliance hereby assumes, as of the Effective Time, all the duties and obligations of Internet MiddleWare under each of the Internet MiddleWare Options and hereby agrees to issue up to the number of shares of Network Appliance Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

           INTERNET MIDDLEWARE                      NETWORK APPLIANCE
              STOCK OPTIONS                          ASSUMED OPTIONS
           -------------------                      -----------------
    # of Shares                              # of Shares          Adjusted
   Common Stock            Exercise         Common Stock          Exercise
Internet MiddleWare       Price/Share     Network Appliance      Price/Share
-------------------       -----------     -----------------      -----------
         2~                   $4~               6~                   $7~


                  2. The number of shares of Network Appliance Stock purchasable under each Internet MiddleWare Option hereby assumed and the exercise price payable thereunder reflect the Exchange Ratio at which shares of Internet MiddleWare Stock were converted into shares of Network Appliance Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Network Appliance Stock purchasable under each assumed Internet MiddleWare Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, approximate the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Internet MiddleWare Stock subject to the Internet MiddleWare Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Internet MiddleWare Option immediately prior to the Merger.

                  3. The following provisions shall govern each Internet MiddleWare Option hereby assumed by Network Appliance:

                  - Unless the context otherwise requires, all references to the "Company" in each Option Agreement shall mean Network Appliance, all references to "Option", "Common Stock", "Stock" or "Non-Qualified Option" shall mean stock or options of Network Appliance Stock, all references to "Board" or "Committee" shall


                                       2.
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mean the Compensation Committee of the Network Appliance Board of Directors, or
a committee of Board members.

                  - The grant date and the expiration date of each assumed Internet MiddleWare Option and all other provisions which govern the termination of each such assumed Internet MiddleWare Option shall remain the same as set forth in the Option Agreement applicable to such option and shall accordingly govern and control the Optionee's rights under this Assumption Agreement to purchase Network Appliance Stock.

                  - Each assumed Internet MiddleWare Option shall vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Network Appliance Stock subject to each such installment adjusted to reflect the Exchange Ratio. Accordingly, no acceleration of vesting of the Internet MiddleWare Options shall be deemed to occur by reason of the Merger, and the vesting dates under each applicable Option Agreement shall remain the same.

                  - The adjusted exercise price payable for the Network Appliance Stock subject to each assumed Internet MiddleWare Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option and the provisions of the Option Plan incorporated by reference into that Option Agreement. For purposes of determining the applicable holding period for any shares of Network Appliance Stock delivered in payment of the exercise price of each assumed Internet MiddleWare Option, the period for which such shares were held as Internet MiddleWare Stock prior to the Merger shall be taken into account.

                  - In order to exercise each assumed Internet MiddleWare Option, the Optionee must deliver to Network Appliance a written notice of exercise in which the number of shares of Network Appliance Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Network Appliance Stock and should be delivered to Network Appliance at the following address:

                          Network Appliance, Inc.
                          2770 San Tomas Expressway
                          Santa Clara, CA 95051
                          Attention:  Plan Administrator

                  - For purposes of applying the termination of employment provisions of the Option Agreement, the Optionee shall be deemed to continue in employment and remain an employee for so long as the Optionee remains employed by Network Appliance or any present or future parent or subsidiary of Network Appliance, including (without limitation) Internet MiddleWare.


                                       3.
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                  4. Except to the extent specifically modified by this
Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.

                  IN WITNESS WHEREOF, Network Appliance, Inc. has caused this Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 17th day of March, 1997.

                                           NETWORK APPLIANCE, INC.

                                           By:
                                               ---------------------------------
                                           Title:
                                                  ------------------------------



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Internet MiddleWare Options hereby assumed by Network Appliance, Inc. are as set forth in the Option Agreement, the Option Plan and such Stock Option Assumption Agreement.



                                           -------------------------------------
                                           1~, OPTIONEE



DATED:                    , 1997
        ------------------


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